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                                                                   Exhibit 10-ff

                                   (Refiled to correct previously filed version)

                     Additional Change of Control Provisions
                             for David J. Ockleshaw
                         relating to a Change of Control
                       of Chiquita Processed Foods, L.L.C.

If, within two years after a Change of Control of Chiquita Processed Foods, L.L.C. ("CPF"), your employment with CPF is terminated without Cause or you resign for Good Reason or for any reason, you will be entitled to receive a lump-sum severance payment equal to two times the sum of your then-current base salary plus your then-current target bonus opportunity, and 100% vesting of all stock options. "Change of Control" means (i) CPF ceasing to be a direct or indirect subsidiary of Chiquita Brands International, Inc. or its successor entity ("CBII") or (ii) a sale of substantially all of CPF's assets to an entity other than CBII or a CBII subsidiary. "Good Reason" means a reduction in your base salary or target bonus opportunity, a materially adverse change in your title or job responsibilities or a required relocation outside a 50 mile radius of Company headquarters. "Cause" means commission of a felony, an act of willful dishonesty or continuous failure to perform responsibilities after written demand by your employer.

Regarding a change of control at Chiquita Brands International, should a change of control provision be offered to a class of executives, you will be included in said class and covered by the applicable provisions.